SOHU.COM REPORTS FOURTH QUARTER AND FISCAL YEAR 2008

UNAUDITED FINANCIAL RESULTS

Fourth Quarter of 2008:

Total Revenues Reach US$121.6 Million; Up 86% Year-on-Year;

Non-GAAP Net Income of US$59.0 Million; 3.5 Times that of Fourth Quarter 2007;

Non-GAAP Fully Diluted EPS of US$1.50; 3.5 Times that of Fourth Quarter 2007;

Fiscal Year 2008:

Total Revenues Reach US$429.1 Million; 2.3 Times that of Fiscal Year 2007;

Non-GAAP Net Income of US$169.3 Million; 3.9 Times that of Fiscal Year 2007;

Non-GAAP Fully Diluted EPS of US$4.29; 3.8 Times that of Fiscal Year 2007;

Cash Balance of US$314.4 Million; An Increase of US$191.7 Million over Fiscal Year 2007

BEIJING, CHINA, February 9, 2009 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, communications, search, online games and mobile value-added services company, today reported unaudited financial results for the fourth quarter and fiscal year ended December 31, 2008.

Fourth Quarter Highlights

•	Sixth consecutive quarter of record total revenues and record net income.

•	Brand advertising revenues of US$45.0 million, up 40% year-on-year.

•	Advertising revenues of US$46.6 million, up 38% year-on-year.

•

Online game revenues of US$58.4 million, 2.4 times that of fourth quarter 2007 and up 7% quarter-on-quarter. In-house developed massive multiplayer online role-playing game Tian Long Ba Bu (“TLBB”) generated revenues of US$53.5 million, up 5% quarter-on-quarter and 2.4 times that of fourth quarter 2007.

•	Non-advertising revenues of US$75.0 million, 2.4 times that of fourth quarter 2007 and up 8% quarter-on-quarter.

•	Total revenues of US$121.6 million, up 86% year-on-year.

•	GAAP net income of US$56.6 million or US$1.45 per fully diluted share. GAAP net income was 3.8 times that of fourth quarter 2007 and increased 41% quarter-on-quarter.

•

Non-GAAP net income (i.e., excluding share-based compensation expense) of US$59.0 million, or US$1.50 per fully diluted share, exceeding the high end of company guidance of US$1.25 by US$0.25. Non-GAAP net income was 3.5 times that of fourth quarter 2007 and increased by 38% quarter-on-quarter. Excluding income tax adjustments of US$6.0 million in the fourth quarter, non-GAAP net income would have been US$53.0 million, or US$1.35 per fully diluted share, representing 24% quarter-on-quarter growth and exceeding the high end of Company guidance by US$0.10.

•

Non-GAAP operating margin of 43%, compared with 38% in the third quarter. Non-GAAP net margin excluding the income tax adjustments of US$6.0 million increased to 44% for the fourth quarter, compared with 35% in the third quarter.

Fiscal Year 2008 Highlights

•	Record total revenues and record revenues for each category and record net income.

•	Brand advertising revenues of US$169.3 million, up 51% year-on-year.

•	Advertising revenues of US$175.9 million, up 48% year-on-year.

•	Online game revenues of US$201.8 million, 4.8 times that of fiscal year 2007. TLBB generated revenue of US$188.9 million, 5.4 times that of fiscal year 2007.

•	Non-advertising revenues of US$253.1 million, 3.6 times that of fiscal year 2007.

•	Total revenues of US$429.1 million, 2.3 times that of fiscal year 2007.

•	GAAP net income of US$158.6 million or US$4.06 per fully diluted share. GAAP net income was 4.5 times that of fiscal year 2007.

•	Non-GAAP net income of US$169.3 million, or US$4.29 per fully diluted share. Non-GAAP net income was 3.9 times that of fiscal year 2007.

•	Cash balance of US$314.4 million as of December 31, 2008, compared with US$122.7 million on December 31, 2007.

•	Non-GAAP operating margin for the full year 2008 of 41%, compared with 22% in fiscal year 2007. Non-GAAP net margin increased to 39% for 2008, compared with 23% in fiscal year 2007.

Explanation of the Company’s non-GAAP financial measures and related reconciliations to GAAP financial measures are included in the accompanying “Non-GAAP Disclosure” and the “Reconciliation to Unaudited Condensed Consolidated Statements of Operations.”

Dr. Charles Zhang, Chairman and CEO of Sohu.com, commented, “We are pleased to report another strong quarter of financial results. The fourth quarter 2008 marks our sixth consecutive quarter of record total revenues and record net income. This is particularly impressive as it follows our strong third quarter 2008 results which reflected our major achievements surrounding the Beijing 2008 Olympics. Throughout the year, we were successful in leveraging historic national events to promote innovative online programming and attract new users and major advertisers to our portal. The satisfying business performance is made possible only by our strong execution on our long-term strategic vision and continuous efforts to maintain our position as a leading Internet company in China.”

Dr. Zhang continued, “TLBB achieved 7% revenue growth quarter-on-quarter in Mainland China in its seventh quarter of commercial operation, with record PCUs up to 740,000 in the fourth quarter. Our international licensing strategy in Asia has resulted in solid user acceptance of TLBB and we plan to enter Malaysia and Singapore in the second half of 2009 to further penetrate the region. Additionally, four-year old Blade Online is making a growing contribution to our online game business, with a revenue increase of 35% quarter-on-quarter.”

Commenting on the progress in Sohu’s brand advertising business, Ms. Belinda Wang, Co-President and Chief Marketing Officer of Sohu.com, said, “Our success in brand advertising revenues was fueled by a continuation of the fundamental trends in online spending, including the continuing shift of advertising budgets from offline to online, and the overall effectiveness of advertisers’ marketing campaigns on Sohu’s platform. Sohu is recognized nationwide as one of the best and most cost-effective portals for launching marketing campaigns and there is a growing awareness that Sohu achieves maximum results for its advertisers.”

Fourth Quarter Financial Results

Total revenues for the fourth quarter ended December 31, 2008 were US$121.6 million, compared with revenues of US$120.7 million for the third quarter of 2008, and US$65.3 million for the fourth quarter of 2007.

Gross margin increased to 75% in the fourth quarter of 2008, up from 74% in the third quarter of 2008, and up from 71% in the fourth quarter of 2007. Non-GAAP gross margin for the fourth quarter of 2008 was also 75%, up from 74% in the third quarter of 2008, and up from 72% in the fourth quarter of 2007.

GAAP net income for the fourth quarter of 2008 was US$56.6 million or US$1.45 per fully diluted share. Non-GAAP net income for fourth quarter of 2008 was US$59.0 million or US$1.50 per fully diluted share. This compared with non-GAAP net income of US$42.8 million or US$1.08 per fully diluted share for the third quarter of 2008 and US$17.0 million or US$0.43 per fully diluted share for the fourth quarter of 2007. Excluding tax adjustments of US$6.0 million in the fourth quarter, non-GAAP net income would have been US$53.0 million or US$1.35 per fully diluted share.

On January 1, 2008, new Chinese corporate income tax laws went into effect. During the second quarter 2008, Sohu’s subsidiaries engaged in online game business in China gained qualification as Software Enterprises and enjoyed exemption of income taxes for 2008 accordingly.

For Sohu’s subsidiaries in China engaged in the Company’s portal business, for the first three quarters of 2008, Sohu assumed that no tax benefits would apply and accounted for income tax expenses based on the statutory tax rate of 25%, due to uncertainty regarding (a) whether they would qualify as a New High Technology Enterprise under the new law, and (b) whether they would be entitled to grandfather treatment to recognize remaining tax holidays under the previous legislation. Accordingly, income taxes totaling $11.0 million were accrued during the first three quarters of 2008. In December 2008, those subsidiaries were reaffirmed as having qualified as New High Technology Enterprises under the new law. Therefore, during the fourth quarter of 2008, the $11.0 million of income tax accruals were reversed and no income taxes were recorded for those subsidiaries for that period.

Additionally, in the fourth quarter of 2008, Sohu accrued a 5% withholding income tax of approximately US$5.0 million in relation to certain dividends declared by one of the Company’s subsidiaries in China to its immediate holding company in Hong Kong.

As a result, income tax adjustments for the fourth quarter 2008 totaled a reversal of US$6.0 million and net income increased accordingly.

Advertising revenues for the fourth quarter of 2008 totaled US$46.6 million, a 9% seasonal decrease compared with the third quarter of 2008 and a 38% increase compared with the fourth quarter of 2007. Advertising revenues, consisting of US$45.0 million of brand advertising and US$1.6 million of sponsored search, accounted for 38% of total revenues in the fourth quarter of 2008.

Advertising gross margin for the fourth quarter of 2008 was 63%, up from 59% in the previous quarter and flat with the fourth quarter of 2007. Non-GAAP advertising gross margin for the fourth quarter of 2008 was 64%, up from 60% in the previous quarter and flat compared with the fourth quarter of 2007.

For the fourth quarter of 2008, Sohu’s non-advertising revenues, which are derived mainly from online games and wireless value-added services, were US$74.9 million, or 62% of total revenues. Online game revenues were US$58.4 million, an increase of 7% quarter-on-quarter and 2.4 times that of fourth quarter 2007, due to the continued strong performance of TLBB and successful revitalization of Blade Online. Wireless revenues were US$14.8 million, a quarter-on-quarter increase of 2% and twice that of fourth quarter 2007. We remain cautious about the wireless-related regulatory and business environment in 2009.

Both GAAP and Non-GAAP non-advertising gross margin for the fourth quarter of 2008 was 83%, down slightly from 84% in the third quarter of 2008 and up from 79% in the fourth quarter of 2007.

For the fourth quarter of 2008, Sohu’s operating expenses totaled US$41.7 million. Non-GAAP operating expenses totaled US$39.6 million, down 7% from US$42.7 million for the third quarter of 2008 and up 32% year-on-year. The year-on-year increase was primarily due to continued investment in product development, marketing expenses for Sohu’s branding initiatives as well as an increase in bonuses to reward employees for their contribution to Sohu’s strong performance.

Fiscal Year 2008 Financial Results

Total revenues for fiscal year 2008 were US$429.1 million, 2.3 times that of fiscal year 2007 revenues of US$188.9 million. Gross margin was 75% in fiscal year 2008, compared with 66% in fiscal year 2007. Non-GAAP gross margin was 75% in fiscal year 2008, an increase from 67% in fiscal year 2007.

Advertising revenues for fiscal year 2008 totaled US$175.9 million, up 48% from US$119.2 million in fiscal year 2007. Advertising revenues consisted of US$169.3 million in brand advertising and US$6.6 million in sponsored search. Brand advertising revenues increased 51% year-on-year, primarily as a result of successful execution of the Company’s Olympic strategy.

In fiscal year 2008, Sohu’s non-advertising revenues totaled US$253.1 million, 3.6 times US$69.7 million in fiscal year 2007. Online game revenues of US$201.8 million for fiscal year 2008 were 4.8 times US$42.1 million in fiscal year 2007. TLBB generated revenue of US$188.9 million in fiscal year 2008 compared with US$35.2 million in fiscal year 2007. Blade Online generated revenue of US$12.9 million in fiscal year 2008 compared with revenue of US$6.9 million in fiscal year 2007. Wireless revenues of US$47.0 million in fiscal year 2008 increased 79% over US$26.3 million in fiscal year 2007.

GAAP net income for fiscal year 2008 totaled US$158.6 million or US$4.06 per fully diluted share. Non-GAAP net income for fiscal year 2008 totaled US$169.3 million or US$4.29 per fully diluted share as compared with non-GAAP net income of US$43.7 million and US$1.12 per fully diluted share for fiscal year 2007.

Non-GAAP operating margin for fiscal year 2008 was 41%, up from 22% in fiscal year 2007. Non-GAAP net margin was 39%, compared with 23% in fiscal year 2007.

Under the US$150 million share repurchase program approved by our Board of Directors in October 2008, we purchased 501,686 shares in the open market during the fourth quarter, at an average price of US$39.86 and total consideration of US$20 million. These purchases speak to management’s great confidence in Sohu’s business and growth prospects. Sohu will continue to execute this program on an opportunistic basis in 2009.

Ms. Carol Yu, Co-President and CFO of Sohu.com, commented, “We believe that the results for fiscal year 2008 speak for themselves, with revenues of 2.3 times 2007 revenues, non-GAAP net income 3.9 times that of 2007, non-GAAP operating margin expansion to 41% in 2008 from 22% in 2007, and our cash balance increasing by US$191.7 million during 2008. These results also speak for our belief that management will have the ability to capture opportunities as they arise notwithstanding the more challenging economic environment expected in 2009.”

Business Outlook

Sohu estimates total revenues for the first quarter of 2009 to be between US$111.5 million and US$115.5 million, with advertising revenues of US$40.5 million to US$42.5 million and non-advertising revenues of US$71.0 million to US$73.0 million.

Sohu estimates brand advertising revenues for the first quarter of 2009 to be between US$39.0 million and US$41.0 million.

Sohu estimates online game revenues for the first quarter of 2009 to be between US$58.0 million and US$60.0 million.

Sohu estimates non-GAAP fully diluted earnings per share for the first quarter of 2009 to be between US$1.05 and US$1.10.

Assuming no new grants of share-based awards, Sohu estimates share-based compensation expense for the first quarter of 2009 to be between US$2.0 million and US$2.5 million. The estimated impact of this expense is expected to reduce Sohu’s fully diluted earnings per share for the first quarter of 2009, under US GAAP, by US$0.05 to US$0.06.

Sohu anticipates the preferential tax rate for 2009 to be in the low-teens for both its portal business and online game business.

Non-GAAP Disclosure

To supplement the unaudited consolidated financial statements presented in accordance with United States Generally Accepted Accounting Principles (“GAAP”), Sohu’s management uses non-GAAP measures of cost of revenues, operating expenses, net income and net income per share, which are adjusted from results based on GAAP to exclude the compensation cost of share-based awards granted to employees under Statement of Financial Accounting Standard 123R. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the share-based compensation expense from its non-GAAP financial measure is useful for itself and investors. Further, the amount of share-based compensation expense cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As share-based compensation expense does not involve any upfront or subsequent cash outflow, Sohu does not factor this in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, the monthly financial results for internal reporting and any performance measure for commission and bonus are based on non-GAAP financial measures that exclude share-based compensation expense.

The non-GAAP financial measures are provided to enhance the investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP cost of revenues, operating expenses, net income and net income per share, excluding share-based compensation expense is that the share-based compensation charge has been and will continue to be a significant recurring expense in our business for the foreseeable future. In order to mitigate these limitations we have provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between GAAP financial measures that are most directly comparable to the non-GAAP financial measures we have presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is extracted from Sohu’s unaudited financial statements prepared in accordance with generally accepted accounting principles in the United States.

On June 20, 2006, Sohu discontinued its own e-commerce platform of physical consumer goods. While processing the disposal of its e-commerce business, Sohu is reporting the related business activities as discontinued operations. Sohu’s income statement separates out discontinued operations for both current and prior periods in order to focus on continuing operations and provide a consistent basis for comparing financial performance over time.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason.

Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the current global financial and credit markets crisis and its potential impact on the Chinese economy, the slower growth the Chinese economy experienced during the latter half of 2008, which could continue into 2009, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, Sohu’s historical and possible future losses and limited operating history, and the company’s reliance on online advertising sales, online games and wireless services (most wireless revenues are collected from a few mobile network operators) for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2007, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call today at 7:00 AM EST, February 9, 2009 (or 8:00 PM, February 9, 2009 Beijing/Hong Kong time). To listen to the conference call, please use the dial in numbers below:

USA Toll Number: 1-800-240-2134

International: 1-303-262-2137

A replay of the call will be available for two weeks following the call and can be accessed by dialing the numbers below:

USA Toll Number: 1-800-405-2236

International: 1-303-590-3000

PASSCODE: 11124161#

The conference call will be available on webcast live and available for replay at: http://corp.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; #1 online alumni club www.chinaren.com; #1 games information portal www.17173.com; the top real estate website www.focus.cn; wireless value-added services provider www.goodfeel.com.cn; and leading online mapping service provider www.go2map.com.

Sohu corporate services consist of brand advertising on its matrix of websites as well as paid listing and bid listing on its in-house developed search directory and engines. Sohu also offers two types of consumer services. The company operates two massive multi-player online role-playing games, namely Tian Long Ba Bu and Blade Online, and a casual game platform. Sohu also offers wireless value-added services such as news, information, music, ringtone and picture content sent over mobile phones. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its twelfth year of operation.

Sohu.com Contact Information

Helen Zhang

Director

Investor Relations and Corporate Communications

Tel: +86 10 6272 6969

E-mail: ir@contact.sohu.com

http://corp.sohu.com

- TABLES TO FOLLOW -

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended			Twelve Months Ended
	Dec. 31, 2008	Sep. 30, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
					(Audited)
Revenues:
Advertising
Brand advertising	$45,024	$49,398	$32,166	$169,268	$112,106
Sponsored search	1,625	1,737	1,532	6,669	7,110

Subtotal of advertising revenues	46,649	51,135	33,698	175,937	119,216

Non-advertising
Online games	58,390	54,604	23,961	201,845	42,096
Wireless	14,804	14,483	7,341	47,046	26,337
Others	1,729	454	342	4,223	1,285

Subtotal of non-advertising revenues	74,923	69,541	31,644	253,114	69,718

Total revenues	121,572	120,676	65,342	429,051	188,934

Cost of revenues:
Advertising
Brand advertising (includes share-based compensation expense under SFAS 123(R) of $308, $288, $363, $1,200 and $1,572, respectively)	15,266	19,018	11,049	59,443	38,733
Sponsored search (includes share-based compensation expense under SFAS 123(R) of $3, $4, $6, $19 and $56, respectively)	1,916	1,775	1,353	6,816	5,644

Subtotal of advertising cost of revenues	17,182	20,793	12,402	66,259	44,377

Non-advertising
Online games (includes stock-based compensation expense under SFAS 123 (R) of $4, $0, $4, $14 and $38, respectively)	4,374	3,480	2,765	14,567	7,113
Wireless	8,063	7,064	3,238	24,538	12,334
Others (includes share-based compensation expense under SFAS 123(R) of $1, $0, $2, $5 and $12, respectively)	614	577	530	1,950	939

Subtotal of non-advertising cost of revenues	13,051	11,121	6,533	41,055	20,386

Total cost of revenues	30,233	31,914	18,935	107,314	64,763
Gross profit	91,339	88,762	46,407	321,737	124,171
Operating expenses:
Product development (includes share-based compensation expense under SFAS 123(R) of $1,580, $1,678, $612, $6,749 and $2,805, respectively)	14,424	13,012	8,395	49,713	25,443
Sales and marketing (includes share-based compensation expense under SFAS 123(R) of $174, $214, $319, $896 and $1,541, respectively)	19,500	27,643	17,186	84,691	47,506
General and administrative (includes share-based compensation expense under SFAS 123(R) of $321, $377, $579, $1,737 and $2,762, respectively)	7,535	4,148	5,746	22,695	17,418
Amortization of intangibles	200	201	202	796	1,093

Total operating expenses	41,659	45,004	31,529	157,895	91,460

Operating profit	49,680	43,758	14,878	163,842	32,711

Other (expense) income	(54)	51	552	(535)	887
Interest income and exchange difference	1,221	1,421	359	4,288	2,793

Income before income tax expense	50,847	45,230	15,789	167,595	36,391
Income tax expense	5,745	(4,992)	(720)	(9,009)	(1,487)

Income from continuing operations	56,592	40,238	15,069	158,586	34,904

Minority interests	33	22	5	51	47

Net income from continuing operations	56,625	40,260	15,074	158,637	34,951

(Loss) gain from discontinued E-commerce operations	(0)	1	(2)	(0)	(20)

Net income	$56,625	$40,261	$15,072	$158,637	$34,931

Basic net income per share	$1.48	$1.05	$0.40	$4.16	$0.94

Shares used in computing basic net income per share	38,311	38,496	37,589	38,168	37,133

Diluted net income per share	$1.45	$1.02	$0.39	$4.06	$0.90

Shares used in computing diluted net income per share	39,090	39,321	39,034	39,117	38,919

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	As of Dec. 31, 2008	As of Dec. 31, 2007
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$314,425	$122,706
Accounts receivable, net	36,869	27,058
Prepaid and other current assets	27,551	7,551
Fixed assets, net	76,237	65,027
Goodwill	55,555	55,542
Intangible assets, net	5,654	7,041
Restricted cash	2,671	4,324
Other assets, net	2,914	1,268

	$521,876	$290,517

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$4,339	$2,667
Accrued liabilities to suppliers and agents	33,054	23,741
Receipts in advance and deferred revenue	31,446	14,139
Tax payables	18,892	6,850
Other accrued liabilities	43,051	24,216

Total liabilities	130,782	71,613

Minority interests	5,148	7

Shareholders’ equity	385,946	218,897

	$521,876	$290,517

SOHU.COM INC.

RECONCILIATIONS TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NON-GAAP NET INCOME EXCLUDING SHARE-BASED COMPENSATION EXPENSE

	Three Months Ended Dec. 31, 2008			Three Months Ended Sep. 30, 2008			Three Months Ended Dec. 31, 2007
	GAAP	Non-GAAP Adjustments (a)	Non-GAAP	GAAP	Non-GAAP Adjustments (a)	Non-GAAP	GAAP	Non-GAAP Adjustments (a)		Non-GAAP
Advertising revenues	$46,649	$—	$46,649	$51,135	$—	$51,135	$33,698	$		$33,698
Less: Cost of advertising revenues	17,182	(311)	16,871	20,793	(292)	20,501	12,402		(369)	12,033

Advertising gross profit	$29,467	$311	$29,778	$30,342	$292	$30,634	$21,296		$369	$21,665

Advertising gross margin	63%		64%	59%		60%	63%			64%

Non-advertising revenues	$74,923	$—	$74,923	$69,541	$—	$69,541	$31,644	$		$31,644
Less: Cost of non-advertising revenues	13,051	(5)	13,046	11,121	—	11,121	6,533		(6)	6,527

Non-advertising gross profit	$61,872	$5	$61,877	$58,420	$—	$58,420	$25,111		$6	$25,117

Non-advertising gross margin	83%		83%	84%		84%	79%			79%

Total revenues	$121,572	$—	$121,572	$120,676	$—	$120,676	$65,342	$		$65,342
Less: Total cost of revenues	30,233	(316)	29,917	31,914	(292)	31,622	18,935		(375)	18,560

Gross profit	$91,339	$316	$91,655	$88,762	$292	$89,054	$46,407		$375	$46,782

Gross margin	75%		75%	74%		74%	71%			72%

Operating expenses	$41,659	$(2,075)	$39,584	$45,004	$(2,269)	$42,735	$31,529		$(1,510)	$30,019

Operating profit	49,680	2,391	52,071	43,758	2,561	46,319	14,878		1,885	16,763

Operating margin	41%		43%	36%		38%	23%			26%

Net income	$56,625	$2,391	$59,016	$40,261	$2,561	$42,822	$15,072		$1,885	$16,957

Diluted net income per share	$1.45		$1.50	$1.02		$1.08	$0.39			$0.43

Shares used in computing diluted net income per share	39,090		39,281	39,321		39,626	39,034			39,237

SOHU.COM INC.

RECONCILIATIONS TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NON-GAAP NET INCOME EXCLUDING SHARE-BASED COMPENSATION EXPENSE

	Twelve Months Ended Dec. 31, 2008			Twelve Months Ended Dec. 31, 2007
	GAAP	Non-GAAP Adjustments (a)	Non-GAAP	GAAP	Non-GAAP Adjustments (a)		Non-GAAP
Advertising revenues	$175,937	$—	$175,937	$119,216		$—	$119,216
Less: Cost of advertising revenues	66,259	(1,219)	65,040	44,377		(1,628)	42,749

Advertising gross profit	$109,678	$1,219	$110,897	$74,839		$1,628	$76,467

Advertising gross margin	62%		63%	63%			64%

Non-advertising revenues	$253,114	$—	$253,114	$69,718	$		$69,718
Less: Cost of non-advertising revenues	41,055	(19)	41,036	20,386		(50)	20,336

Non-advertising gross profit	$212,059	$19	$212,078	$49,332		$50	$49,382

Non-advertising gross margin	84%		84%	71%			71%

Total revenues	$429,051	$—	$429,051	$188,934	$		$188,934
Less: Total cost of revenues	107,314	(1,238)	106,076	64,763		(1,678)	63,085

Gross profit	$321,737	$1,238	$322,975	$124,171		$1,678	$125,849

Gross margin	75%		75%	66%			67%

Operating expenses	$157,895	$(9,382)	$148,513	$91,460		$(7,108)	$84,352

Operating profit	163,842	10,620	174,462	32,711		8,786	41,497

Operating margin	38%		41%	17%			22%

Net income	$158,637	$10,620	$169,257	$34,931		$8,786	$43,717

Diluted net income per share	$4.06		$4.29	$0.90			$1.12

Shares used in computing diluted net income per share	39,117		39,417	38,919			39,347

Note:

(a)	To eliminate share-based compensation expense as measured using the fair value method under SFAS 123(R).